CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is dated as of December 1, 2022 (the “Effective Date”), by and among Lady Luck C LLC, a Delaware limited liability company, Cape G LLC, a Delaware limited liability company and Mountaineer CRR LLC, a Delaware limited liability company (collectively, together with their respective permitted successors and assigns, “Landlord”), Mountaineer Park, Inc., a West Virginia corporation, IOC-Cape Girardeau LLC, a Missouri limited liability company and IOC-Caruthersville, LLC, a Missouri limited liability company (collectively, together with their respective permitted successors and assigns, “Tenant”), and, solely for purposes of the last paragraph of Section 1.1 of the Lease, PropCo TRS LLC, a Delaware limited liability company (“PropCo TRS”).

RECITALS

A.Landlord and Tenant are parties to that certain Lease entered into as of December 6, 2019  (collectively with and as amended by that certain First Amendment to Lease between Landlord and Tenant, dated as of May 5, 2020, the “Lease”);

B.Tenant requested certain modifications to the Lease and, following discussions concerning the same, Landlord and Tenant have agreed to amend the Lease to provide for certain (i) modifications with respect to certain Work to be performed by Tenant, (ii) modifications to rent under the Lease and (iii) other related modifications as provided in this Amendment; and

C.Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto do hereby stipulate, covenant and agree as follows:

1.Amendments to Lease.  Effective as of the Effective Date, the Lease is hereby amended as follows:

(a)Amendment to Section 1.4.  Renewal Terms.  Section 1.4 of the Lease is hereby amended to add the following at the end thereof:  “Notwithstanding anything otherwise contained in this Lease, Tenant hereby irrevocably exercises its right to extend this Lease for one (1) Renewal Term and Landlord accepts such exercise.”

(b)Amendments to Article II.  Insertion of New Definitions.  Article II of the Lease is hereby amended to include the following new defined terms in alphabetical order:

““95% Work Completion Date”:  As defined in Section 10.6(c).”

““Advance Date”: As defined in Section 10.6(a).”

““Available Funds”: As defined in the definition of “CapEx Project Advance Conditions.”

““CapEx Project Account”: As defined in Section 10.6(c).”

““CapEx Project Advance Conditions”:  Each of the following:

(a)no monetary default or Tenant Event of Default shall have occurred and be continuing on the applicable Advance Date;

(b)Tenant shall have satisfied all requirements pertaining to the CapEx Projects (including as to the CapEx Project Work)  set forth in Section 10.6;

(c)[***]

(d)Tenant shall be in compliance with the insurance requirements under Article XIII (including such additional, supplementary or modified insurance requirements that may be required with respect to the CapEx Projects pursuant to Section 13.6 of the Lease);

(e)all CapEx Project Advance Conditions, including the delivery of any documents and/or other deliverables required in connection with any prior CapEx Project Advance, shall continue to be satisfied as of such Advance Date; and

(f)[***]”

““CapEx Project Advances”: As defined in Section 10.6(a).”

““CapEx Project Approval Date”: The date upon which Landlord approves (such approval not to be unreasonably withheld, conditioned or delayed),  the applicable CapEx Project Budget and the applicable CapEx Project Plans and Specifications.”

““CapEx Project Budget”: As defined in Section 10.6(b).”

““CapEx Project Incremental Rent Increase”: As defined in the definition of “Rent.”

““CapEx Project Incremental Rent Increase Date”: [***]

““CapEx Project Lien Waivers”: As defined in Section 10.6(c).”

““CapEx Project Plans and Specifications”: As defined in Section 10.6(b).”

““CapEx Project Scheduled Completion Date”: December 31, 2024.”

““CapEx Project Substantial Completion Date”: The date upon which Tenant shall have obtained temporary certificates of occupancy with respect to each of the CapEx Projects (or the equivalent applicable municipal permit(s) evidencing substantial completion of the CapEx Projects in accordance with applicable local code requirements).”

““CapEx Project Work”: As defined in Section 10.6(c).”

““CapEx Projects”: The Caruthersville CapEx Project.”

““Caruthersville CapEx Project”: Collectively, and subject to the prior review and approval of the Missouri Gaming Commission, (i) the relocation of the existing casino at the Caruthersville Leased Property to a portion of the Caruthersville Leased Property that, prior to such relocation, consisted of vacant land adjacent to such existing casino, and construction of a new 38-room hotel adjacent to such new casino building, (ii) the buildings, structures, fixtures, alterations, additions and improvements pertaining to such new casino and hotel and any related improvements, in each case under clause (i) and clause (ii) as more particularly described on Schedule 7 annexed hereto, and (iii) all design, permitting and construction and all Work pertaining thereto.”

““Caruthersville Leased Property”: The individual Leased Property pertaining to the Caruthersville Facility (as such Facility is listed on Exhibit A annexed hereto), which Leased Property is more particularly described on Exhibit B annexed hereto.”

““Deferral Period”: As defined in Section 3.1(b).”

““Initial Advance Date”: As defined in Section 10.6(a).”

““Initial CapEx Project Advance”: As defined in Section 10.6(a).”

““Landlord Delay”: As defined in Section 10.6(b).”

““Major Subcontractor”: As defined in Section 10.6(c).”

““Proposed CapEx Project”: As defined in Section 10.6(c).”

““Proposed CapEx Project Advance Amount”: As defined in Section 10.6(c).”

““Proposed CapEx Project Proposal”: As defined in Section 10.6(c).”

(c)Amendments to Article II: Deletion of Definitions. The following definitions are deleted from Article II of the Lease in their entireties.

“Base Net Revenue Amount”

“Base Rent”

“Fair Market Base Rental Value”

“First VRP Net Revenue Amount”

“Initial Variable Rent Period”

“Renewal Term Variable Rent Period”

“Variable Rent”

“Variable Rent Base Amount”

“Variable Rent Determination Period”

“Variable Rent Floor Trigger Event”

“Variable Rent Floor Base Year”

“Variable Rent Payment Period”

“Variable Rent Statement”

“Year 8 Decrease”

“Year 8 Increase”

“Year 8-15 Variable Rent”

(d)Amendment to Definition of Fair Market Rental Value.  The second to last sentence of the definition of “Fair Market Rental Value” in Article II of the Lease is hereby deleted in its entirety and replaced with the following:  “The determination of Fair Market Rental Value shall be of Rent (but not Additional Charges) and shall assume and take into account that Additional Charges shall continue to be paid hereunder during any period in which such Fair Market Rental Value shall be paid.”

(e)Amendment to Definition of Net Revenue.  Subsection (a) of the definition of “Net Revenue” in Article II of the Lease is hereby deleted in its entirety and replaced with the following: “[Intentionally Omitted]”.

(f)Amendment to Definition of Rent.  The definition of “Rent” in Article II of the Lease is hereby deleted in its entirety and replaced with the following:

“(a)(i) For the first (1st) Lease Year, Rent shall be equal to Twenty- Five Million and No/100 Dollars ($25,000,000.00) per Lease Year, (ii) for the second (2nd) Lease Year, Rent shall be equal to Twenty- Five Million Two Hundred and Fifty Thousand and No/100 Dollars ($25,250,000.00), and (iii) for the third (3rd) Lease Year through and including the seventh (7th) Lease Year, Rent shall be equal to Twenty- Five Million Five Hundred Two Thousand and Five Hundred and No/100 Dollars ($25,502,500.00) per Lease Year, adjusted as provided in the next succeeding two (2) sentences.  On each Escalator Adjustment Date with respect to the fourth (4th) through and including the seventh (7th) Lease Years, the Rent payable for each such Lease Year shall be adjusted to be equal to the Rent payable for the immediately preceding Lease Year (as in effect on the last day of such preceding Lease Year), multiplied by the Escalator.  In addition, on the CapEx Project Incremental Rent Increase Date, Rent as in effect on such date shall increase by Four Million, One Hundred and Fifty Two Thousand and No/100 Dollars ($4,152,000.00) (the “CapEx Project Incremental Rent Increase”) (it being understood, for the avoidance of doubt, that Rent, inclusive of and as increased by the CapEx Project Incremental Rent Increase, shall, on each Escalator Adjustment Date from and after the CapEx Project Incremental Rent Increase Date, escalate as provided in this clause (a)).

(b)Rent for the first (1st) Lease Year of such Renewal Term shall be adjusted to be equal to the applicable Fair Market Rental Value; provided that (A) in no event will the Rent be less than the Rent in effect as of the last day of the Lease Year immediately preceding the commencement of such Renewal Term (such immediately preceding year, the respective “Preceding Lease Year”), (B) no such adjustment shall cause Rent to be increased by more than ten percent (10%) of the Rent in effect as of the last day of the Preceding Lease Year, and (C) such Fair Market Rental Value shall be determined as provided in Section 34.1.”

(g)Amendment to Definition of Rent Reduction Amount.  The definition of “Rent Reduction Amount” in Article II of the Lease is hereby deleted in its entirety and replaced with the following:

“A proportionate reduction of Rent, which proportionate amount shall be determined by comparing (1) the EBITDAR of the Leased Property for the Trailing Test Period versus (2) the EBITDAR of the Leased Property for the Trailing Test Period calculated to remove the EBITDAR attributable to the portion of the Leased Property affected by a Partial Taking.”

(h)Amendment to Section 3.1.  Section 3.1 is hereby deleted in its entirety and replaced with the following:

“(a)  Generally.  During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.4.

(b)(i) Payment of Rent.  On the Commencement Date, Tenant shall pay a prorated portion of the first monthly installment of Rent for the period from the Commencement Date until the last day of the calendar month in which the Commencement Date occurs, based on the number of days during such period.  Thereafter, Rent shall be payable by Tenant in consecutive monthly installments equal to one-twelfth (1/12th) of the Rent amount for the applicable Lease Year on the first (1st) day of each calendar month (or the immediately succeeding Business Day if the first (1st) day of the month is not a Business Day), in advance for such calendar month, during that Lease Year.

(ii)  [***]

(c)  Proration for Partial Lease Year.  Unless otherwise agreed by the Parties in writing, Rent and Additional Charges shall be prorated on a per diem basis as to any Lease Year containing less than twelve (12) calendar months, and with respect to any installment thereof due for any partial months at the beginning and end of the Term.”

(i)Amendment to Section 3.2.  Section 3.2 is hereby deleted in its entirety and replaced with “Intentionally Omitted”.

(j)Amendment to Section 3.5.  Section 3.5 is hereby deleted in its entirety and replaced with the following:

“3.5  Net Lease.   Landlord and Tenant acknowledge and agree that (i) this Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent and Additional Charges shall be paid absolutely net to Landlord, without abatement, deferment, reduction, defense, counterclaim, claim, demand, notice, deduction or offset of any kind whatsoever, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term, all as more fully set forth in Article V and except and solely to the extent expressly provided in Article XIV (in connection with a Casualty Event), in Article XV (in connection with a Condemnation), and Section 3.1.  If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any defense, offset, claim, counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and Additional Charges hereunder are independent covenants, and Tenant shall have no right to hold back, deduct, defer, reduce, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except solely as and to the extent provided in Section 3.1 and this Section 3.5.

(k)Amendment to Section 6.1(b).  Section 6.1(b) of the Lease is hereby amended by inserting “other than any portion of any Tenant Capital Improvement or Material Capital Improvement that is funded with CapEx Project Advances (it being understood and agreed that Landlord shall be treated as the owner of the portion of such Tenant Capital Improvement or Material Capital Improvement that is proportionate to the amount of the CapEx Project Advances that are used to fund the construction of such Tenant Capital Improvement or Material Capital Improvement as compared to the total cost of construction of such Tenant Capital Improvement or Material Capital Improvement, and shall be eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect thereto)” at the end thereof.

(l)Amendment to Section 7.2(d).  Section 7.2(d) of the Lease is hereby deleted in its entirety and replaced with the following:

“(d)  Except to the extent resulting from a Permitted Operation Interruption, Tenant shall cause the Facilities to be Continuously Operated during the Term. During any time period that a Facility ceases to be Continuously Operated, without limitation of Landlord’s other rights and remedies hereunder (including under Section 16.1(q)) if any Facility ceases to be Continuously Operated for a period of one (1) year (other than as a result of a Permitted Operation Interruption), then Landlord shall have the right, in its sole discretion, to terminate the Lease solely as to such Facility, in which event the Rent shall be adjusted in accordance with the Rent Reduction Amount.”

(m)Amendment to Section 7.5(b).  Section 7.5(b) of the Lease is hereby deleted in its entirety and replaced with the following:

“(b)  In the event of a violation of the first sentence of Section 7.5(a) hereof, then  if such violation continues for thirty (30) days after Landlord’s delivery of written notice with respect thereto, then the same shall be a Tenant Event of Default hereunder.”

(n)Amendment to Section 16.3(a).  Section 16.3(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“(a)If Landlord elects to terminate this Lease in writing upon a Tenant Event of Default during the Term, Tenant shall forthwith (x) pay to Landlord all Rent due and payable under this Lease to and including the date of such termination (together with interest thereon at the Overdue Rate from the date the applicable amount was due), and (y) pay on demand all damages to which Landlord shall be entitled at law or in equity; including, without limitation, and without duplication or limitation of any of the other provisions of this Lease, (i) reasonable costs and expenses incurred by Landlord to obtain possession of the Leased Property; (ii) reasonable broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Leased Property; (iii) reasonable costs of removing, storing and/or disposing of Tenant’s or other occupant’s property; (iv) the reasonable cost of making repairs and replacements required to be made by Tenant prior to such termination, and of performing all covenants relating to the condition of the Leased Property required to be performed by Tenant prior to such termination; (v) reasonable costs of repairing, altering, remodeling or otherwise putting the Leased Property into condition reasonably acceptable to a new tenant or tenants; (vi) reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies in connection with such termination, including reasonable attorneys’ fees and litigation and court costs, and (vii) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; provided, however, Landlord’s damages with regard to unpaid Rent from and after the date of termination shall equal, as liquidated and agreed current damages in respect thereof, the sum of: (A) the worth at the time of award of the amount by which the unpaid Rent that (if this Lease had not been terminated) would have been payable hereunder after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus (B) (x) the Rent which (if the Lease had not been terminated) would have been payable hereunder from the time of award until the then Stated Expiration Date, discounted to present value by applying a discount rate equal to the discount rate of the Federal Reserve Bank of New York at the time of award, plus one percent (1%), less (y) the Rent loss from the time of the award until the then Stated Expiration Date that Tenant proves could be reasonably avoided, discounted to present value by applying a discount rate equal to the discount rate of the Federal Reserve Bank of New York at the time of award, plus one percent (1%). As used in clause (A), the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate from the date the applicable amount was due.  It is understood the foregoing calculation of damages for unpaid Rent applies only to the amount of unpaid Rent damages owed to Landlord pursuant to Tenant’s obligation to pay Rent hereunder from and after the date of termination and does not prohibit or otherwise shall not limit Landlord from seeking damages for any indemnification or any other obligations of Tenant hereunder or such amounts or other matters as provided herein, with all such rights of Landlord reserved).

(o)Amendment to Section 22.3(ii).  Section 22.3(ii) of the Lease is hereby amended to delete the phrase “avoid payment of Variable Rent or otherwise” therefrom

(p)Amendment to Section 23.1(b)(iv).  Section 23.1(b)(iv) of the Lease is hereby amended to delete the parenthetical phrase “(subject to the additional requirements as provided under Section 3.2 hereof in respect of the periodic determination of the Variable Rent hereunder)”.

(q)Amendment to Section 34.1.  All references to Fair Market Base Rental Value in Section 34.1 of the Lease are hereby deleted in their entireties.

(r)Amendment to Section 36.1.  The proviso of Section 36.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“…provided,  however, that in the event an End of Term Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the Successor Assets to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries, if applicable, to) continue to possess and operate the Facility (and Landlord shall permit Tenant to maintain possession of the Leased Property (including, if necessary, by means of a written extension of this Lease or license agreement or other written agreement) to the extent necessary to operate the Facility) in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facility prior to the end of the Term (including, but not limited to, the payment of Rent hereunder) which shall be calculated as provided in this Lease, except, that for any period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, the Rent shall be a per annum amount equal to the among of Rent hereunder during the Lease Year in which the Expiration Date occurs, multiplied by the Escalator, and increased on each anniversary of the Expiration Date to be equal to Rent payable for the immediately preceding year, multiplied by the Escalator (the period described in this proviso, the “Transition Period”).”

(s)Amendment to Section 36.2(a)(ii). Section 36.2(a)(ii) of the Lease is hereby deleted in its entirety and replaced with the following:

“(ii)  for the period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, the Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Lease (but in no event will the Rent be less than the Rent that would otherwise be payable under this Lease), provided, that for any period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, the Rent shall be a per annum amount equal to the amount of Rent hereunder during the Lease Year in which the Expiration Date occurs, multiplied by the Escalator, and increase on each anniversary of the Expiration Date to be equal to the Rent payable for the immediately preceding year, multiplied by the Escalator; provided that if Tenant or an Affiliate of Tenant shall be the Successor Tenant, the Rent shall not be less than the Fair Market Rental Value.

(t)Insertion of New Section 10.6. Caruthersville Capital Expenditure Project.  Article X of the Lease is hereby amended to include the following new Section 10.6:

“10.6Caruthersville Capital Expenditure Projects.

(a)Within three (3) Business Days following the CapEx Project Approval Date, provided that the CapEx Project Advance Conditions are satisfied, Landlord shall advance to Tenant the sum of [***] (the date of such advance, the “Initial Advance Date”).  Thereafter, on the first (1st) Business Day of each Fiscal Quarter of 2023, provided that the CapEx Project Advance Conditions are satisfied on each applicable Advance Date (as defined below), Landlord shall advance to Tenant sums in accordance with the quarterly advance schedule set forth in the approved CapEx Project Budget (the dates upon which sums shall be advanced pursuant to the preceding provisions of this Lease, in each case (including the Initial Advance Date), an “Advance Date”; the sums to be advanced on each applicable Advance Date, in each case, a “CapEx Project Advance”) such sums not to exceed [***].   [***]

(b)[***]

(c)CapEx Project Advances shall be deposited into an Eligible Account held by Tenant (the “CapEx Project Account”) and Tenant shall not comingle the CapEx Project Advances with other monies held by Tenant or any other party.  Tenant may withdraw and transfer amounts from the CapEx Project Account associated with the CapEx Projects solely to pay invoices relating to (i) the Work performed on the CapEx Projects, (ii) if applicable, the Work performed in connection with any Proposed CapEx Project (as defined below), or (iii) if applicable pursuant to the penultimate sentence of this Section 10.6(c), Capital Expenditures with respect to the Leased Property in accordance with Section 10.5 hereof.  All interest on the CapEx Project Advances shall be for the benefit of Tenant and added to and become a part of the balance of the CapEx Project Account and shall be disbursed in the same manner as other monies deposited in the CapEx Project Account.  Tenant grants Landlord an exclusive security interest in the CapEx Project Account as security for Tenant’s obligations under this Lease and Tenant and Landlord shall use commercially reasonable efforts to enter into a customary and reasonable control agreement for the benefit of Landlord with respect to such Eligible Account.  Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the CapEx Project Account credited or paid to Tenant.

[***]

(d)From the CapEx Project Approval Date until Tenant completes the lien free construction of, and commences operations at, the CapEx Projects, within thirty (30) days after the end of each calendar month, Tenant shall submit to Landlord a report setting forth Tenant’s expenditures with respect to the CapEx Projects, which report shall be accompanied by invoices and lien releases (in a form reasonably acceptable to Landlord) with respect to the Work theretofore performed on the CapEx Projects together with such other information and items in relation to such Work as Landlord or Landlord’s construction consultant (if any) may reasonably request, including, without limitation, updated title searches.  Tenant shall certify (and such information and items shall among other things evidence)  to Landlord’s reasonable satisfaction as to the remaining costs and expenses necessary to be incurred in order to complete such Work, and the sufficiency of the funds available to Tenant to pay for the same.  Tenant shall deliver to Landlord promptly upon, but in all events within five (5) Business Days following the issuance thereof, copies of temporary certificates of occupancy with respect to each of the CapEx Projects (or the equivalent applicable municipal permit(s) evidencing substantial completion of the CapEx Projects in accordance with applicable local code requirements).

(e)The Parties acknowledge that Tenant has advised Landlord that the aggregate amount of the CapEx Project Advances shall be sufficient to complete the construction of the CapEx Projects, as to be reflected in the CapEx Project Budget.  Notwithstanding the foregoing, it is expressly understood and agreed that (i) the CapEx Project Advances may not be sufficient to fund all costs and expenses necessary to complete the CapEx Projects, (ii) subject to Section 10.6(a) hereof, all costs and expenses necessary to complete the CapEx Projects shall be the sole responsibility and obligation of Tenant, and (iii) Landlord shall not be required to fund any amount in excess of the CapEx Project Advances in respect of the CapEx Projects.

(f)Each of the Parties covenants and agrees that (i) Landlord shall own the CapEx Projects which shall be part of the Leased Property hereunder and (ii) notwithstanding anything to the contrary contained herein, for U.S. Federal, state and local income tax purposes, (x) Landlord shall be treated as the owner of the portion of the CapEx Projects that is proportionate to the amount of the CapEx Project Advances that are used to fund the construction of the Capex Projects as compared to the total cost of construction of the CapEx Projects, and shall be eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect thereto, and (y) Tenant shall be treated as the owner of the portion of the CapEx Projects that is not treated as owned by Landlord pursuant to clause (x) (if any) and eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect thereto.”

(u)Minimum Cap Ex Requirement.    Neither the CapEx Projects nor any Work that utilizes funds advanced under this Section 10.6 shall count toward the Minimum Cap Ex Requirement under this Lease or constitute Capital Expenditures or Qualifying Capital Improvements for the purpose of satisfying the Minimum Cap Ex Requirement under this Lease.

(v)Insertion of New Schedule 7.    Schedule 1 attached hereto shall be added as a new Schedule 7 attached to the Lease”

2.No Waiver. Except to the extent expressly set forth in this Amendment, Landlord is not waiving any obligations of Tenant under the Lease or any rights of Landlord under the Lease or at law, nor is Landlord waiving or consenting to any other events that may have occurred under or in relation to the Lease.

3.Other Documents. Any and all agreements entered into in connection with the Lease which make reference therein to “the Lease” shall be intended to, and are deemed hereby, to refer to the Lease as amended by this Amendment

4.Landlord’s Attorneys’ Fees.    Tenant shall pay to Landlord all third-party, out-of-pocket costs and expenses (including, without limitation, attorneys’ fees and expenses) which may be incurred by Landlord as a result of, arising out of, and/or in connection with, this Amendment.

5.Miscellaneous.

(a)This Amendment shall be construed according to and governed by the laws of the jurisdiction(s) which are specified by the Lease without regard to its conflicts of law principles. The parties hereto hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction located in such applicable jurisdiction in connection with any proceeding arising out of or relating to this Amendment.

(b)If any provision of this Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Amendment will remain in full force and effect.

(c)Neither this Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of such change, modification, waiver, waiver, discharge or termination is sought.

(d)The paragraph headings and captions contained in this Amendment are for convenience of reference only and in no event define, describe or limit the scope or intent of this Amendment or any of the provisions or terms hereof.

(e)This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

(f)This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Facsimile and/or .pdf signatures shall be deemed as originals for all purposes.

(g)Except as specifically modified in this Amendment, all of the provisions of the Lease remain unchanged and continue in full force and effect.

(h)This Amendment shall not be effective unless and until (i) all requisite notices in respect hereof have been filed with all applicable Gaming Authorities, and (ii) any approvals from all applicable Gaming Authorities required for the parties hereto to consummate the amendments to the Lease hereunder shall have been obtained, whereupon this Amendment shall be effective retroactive as of the Effective Date.  Each of Tenant and Landlord hereby agrees to give prompt written notice to the other upon the satisfaction of the foregoing clauses (i) through (ii) with respect to such party.  Tenant hereby agrees, as promptly as reasonably practicable following the Effective Date and to the extent not completed prior to the Effective Date, to (i) notify the Missouri Gaming Commission of the proposed Work, (ii) identify all regulatory filings and approvals that will be required in order for such proposed Work to be completed and (iii) make all regulatory filings and obtain all approvals required from the Missouri Gaming Commission to complete the Work.

(i)Each of Tenant and Landlord shall cooperate with each other and use their respective commercially reasonable efforts to, as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done all things necessary under applicable laws, including Gaming Regulations, or otherwise, to satisfy the conditions set forth in Section 4(h).  Each of Tenant and Landlord hereby agrees to give prompt written notice to the other upon the satisfaction of the conditions set forth in Section 4(h) with respect to such party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the Effective Date regardless of whether signed by such party prior to or after such date.

LANDLORD:

LADY LUCK C LLC,
CAPE G LLC,
MOUNTAINEER CRR LLC,
each a Delaware limited liability company

By:  /s/ John W. R. Payne
Name:  John W. R. Payne
Title:  President

[Signatures continue on following page]

TENANT:

MOUNTAINEER PARK, INC., West Virginia corporation
IOC-CAPE GIRARDEAU LLC, a Missouri limited liability company
IOC-CARUTHERSVILLE, LLC, a Missouri limited liability company

By: /s/ Margaret Stapleton
Name:  Margaret Stapleton
Title:    Chief Financial Officer

[Signatures continue on following page]

PROPCO TRS:

Propco TRS LLC

By:	/s/ John W. R. Payne
Name:	John W. R. Payne
Title:	Title: President

CONSENT AND RATIFICATION

By executing this Amendment in the space provided below, the undersigned Guarantor hereby:  (i) consents to the execution and delivery of this Amendment, (ii) ratifies and confirms that the Guaranty of Lease executed by such Guarantor is in full force and effect and is valid, binding and enforceable in accordance with its terms, (iii) agrees and confirms that all obligations of Tenant under this Amendment are “Obligations” as such term is used in said Guaranty of Lease, and (iv) agrees and confirm that nothing in this Amendment in any way impairs or lessens such Guarantor’s obligations under such Guaranty of Lease.

CENTURY CASINOS INC.,
a Delaware corporation

By: /s/ Margaret Stapleton
Name:  Margaret Stapleton
Title:    Chief Financial Officer

[Consent and Ratification to Third Amendment to Lease]